As filed with the Securities and Exchange Commission on January 2, 2024

Registration No. 333-226974

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-226974

UNDER

THE SECURITIES ACT OF 1933

GWG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-2222607
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

325 N. St. Paul Street, Suite 2650

Dallas, Texas 75201

(612) 746-1944

(Address of principal executive offices, including zip code)

GWG HOLDINGS, INC. 2013 STOCK INCENTIVE PLAN

(Full title of the plans)

Elizabeth Freeman

Trustee

GWG Wind Down Trust

PO Box 61209, 700 Smith Street

Houston, Texas 77208-1209

(Name and address of agent for service)

(713) 654-5150

(Telephone number, including area code, of agent for service)

Copy to:

John R. Ablan

Mayer Brown LLP

71 S. Wacker Drive

Chicago, IL 60606

Tel: (312) 782-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendments relates to the following registration statement on Form S-8 (the “Registration Statement”) filed by GWG Holdings, Inc., a Delaware corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

●	File No. 333-226974, filed with the SEC on August 22, 2018 registering 5,821,667 shares of common stock, par value $.001 per share (“Common Shares”), reserved for issuance pursuant to the GWG Holdings, Inc. 2013 Stock Incentive Plan.

On April 20, 2023, the Registrant and certain of its subsidiaries (collectively, the “Debtors”) filed a voluntary petition for reorganization under chapter 11 of title 11 of the U.S. Bankruptcy Code (the “Code”) in the Bankruptcy Court for the Southern District of Texas (the “Court”). On June 20, 2023, the Court entered a confirmation order (Dkt. No. 1952) under the Code, confirming the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted by the Debtors, the Bondholder Committee, and L Bond Management, LLC as Co-Proponents (Dkt. No. 1678) (the “Plan”). On August 1, 2023, the Plan became effective (the “Effective Date”). On the Effective Date, pursuant to the Plan, the Registrant was dissolved, all securities of the Registrant were cancelled, and substantially all assets of the Registrant were transferred to liquidating trusts in accordance with the Plan.

As a result of the occurrence of the Effective Date, the Registrant has terminated all offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered but unsold under the Registration Statement, if any, as of the filing date of this post-effective amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the post-effective amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, Country of United States, on January 2, 2024.

GWG HOLDINGS, INC.

By:	/s/ Elizabeth C. Freeman
	Name:	Elizabeth C. Freeman
	Title:	Authorized Signatory

Note: No other person is required to sign the post-effective amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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